EXHIBIT 10.38

Primo Water Corporation
Annual Incentive Plan

Purpose of Plan

This Annual Incentive Plan (the “Plan”) is established by Primo Water Corporation (the “Company”) under the Company’s 2010 Amended and Restated Omnibus Long-Term Incentive Plan (the “Omnibus Plan”) in order to assist in creating appropriate compensation opportunities for eligible employees of the Company.  The Plan is intended to incent performance and motivate teamwork among employees with a mix of cash and/or equity awards, subject to both performance and service conditions.  The Plan also provides for the  grant performance-based awards that qualify as “performance-based compensation” under Code Section 162(m) for certain executive officers of the Company.

Definitions

Except as otherwise expressly defined herein, capitalized terms shall have the meanings set forth in the Omnibus Plan.

Plan Year

The period over which performance will be measured is the calendar year (the “Plan Year”).

Participation and Covered Employees

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All full-time employees of the Company hired before the first day of the last calendar quarter of the Plan Year shall be eligible to be selected by the Committee to participate in the Plan for such Plan Year.

•	Participation in the Plan in one Plan Year does not guarantee participation in a later Plan Year.

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The Committee may make a determination with respect to an employee’s eligibility or ineligibility to participate in the Plan at any time without prior notice; provided, however, that no later than 90 days after the beginning of a Plan Year, the Committee will determine which Company employees are likely to be “covered employees” within the meaning of Code Section 162(m)(3), as qualified by Section 12.4 of the Omnibus Plan (“Covered Employees”), for the calendar year in which awards for the Plan Year will be paid.  Awards for Covered Employees are subject to special terms and conditions, as noted in the Plan.

Annual Performance Goals and Award Formulas

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No later than 90 days after the beginning of a Plan Year, the Committee will establish in writing the (1) objective performance criteria, targeted level of performance, and formula for calculating awards applicable for the Plan Year by adopting a new Appendix A to the Plan, and (2) formula for calculating the award for each individual Covered Employee by adopting a new Appendix B to the Plan.

•	The performance criteria used to determine awards for Covered Employees shall be established in accordance with Sections 12.2.1 and 12.2.2 of the Omnibus Plan.

•	The Committee may adopt more than one performance criteria, performance level, and award formula for a given Plan Year.

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The Committee may change the performance criteria, performance levels, and award formulas for a given Plan Year at any time; provided, however, that, with respect to Covered Employees, any such adjustments may not be made after the first 90 days of the Plan Year if the effect would be to potentially increase the amount of incentive compensation earned under a Covered Employee’s applicable individual award formula.  Further, with respect to Covered Employees, the Committee may specify that any one or more of the following items will be excluded for the purposes of measuring a specified performance goal, so long as such exclusion(s) are specified in advance during the first 90 days of the Plan Year and set forth in writing on Appendix B: the impact of charges for restructuring, discontinued operations, extraordinary items, and other unusual non-recurring items, and the cumulative effects of tax or accounting changes (each as defined by generally accepted accounting principles and as identified in the Company’s financial statements or other SEC filings).

Performance Assessment for the Plan Year

•	Awards will be calculated after year-end financial results are known, generally after completion of the audited financial statements.

•	Prior to payment of any awards to Covered Employees, the Committee shall certify in writing that the performance criteria and targeted level of performance have been satisfied for the Plan Year.

Amount and Form of Individual Awards

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With respect to employees selected to participate in the Plan other than Covered Employees, individual awards issued under the Plan are based on Company, team and employee specific performance.  The amount and form of a participant’s award, if any, and the performance conditions applicable to the award will be recommended by the CEO and finally determined and approved by Committee in its sole discretion.

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With respect to each Covered Employee, his or her individual award amount will be based solely his or her individual award formula set forth on Appendix B; provided, however, that the Committee in its sole discretion may reduce (but in no case increase) such amount for the Covered Employee based on Company, team and employee specific performance.

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Awards under the Plan may be made in cash, restricted stock/restricted stock units, stock appreciation rights, and/or options, or any combination thereof, in the sole discretion of the Committee.  Any awards paid in restricted stock/restricted stock units, stock appreciation rights, and/or options (“equity awards”) will be granted pursuant to the Omnibus Plan, and may be subject to other terms and conditions, as described below.  In this regard, with respect to any Covered Employee, the Committee may determine to deliver the amount of the Covered Employee’s individual award in the form of an equity award, subject to the following provisions:

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If and to the extent the Committee determines to deliver all or a portion of a Covered Employee’s award in the form of restricted stock/restricted stock units, the whole number of such restricted stock shares/units shall be determined by dividing the dollar value of the portion of the award to be delivered in the form of restricted stock shares/units by the closing price of the Company’s common stock on the trading day prior to the award date, and rounding down to the next whole share/unit.

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If and to the extent the Committee determines to deliver all or a portion of a Covered Employee’s award in the form of stock options or stock appreciation rights, such stock options or stock appreciation rights will be granted in a manner such that they qualify as performance based compensation for purposes of Section 162(m) of the Code.

Calculation of Awards and Other Terms and Conditions:

•	All awards are dependent on the Company being in compliance (including via waiver) with all applicable loan agreements, as such may be amended.

•	The Committee shall review and approve equity awards at its first meeting following the calculation of the award.

•	Equity awards shall be subject to the terms of the Omnibus Plan and the terms of an award agreement between the Company and the participant.

•	Equity awards may be subject to additional conditions or vesting requirements, including continued periods of service beyond the performance period, in the sole discretion of the Committee.

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All equity awards made under this Plan shall be valued for such purpose at the closing price on the trading day prior to the award date.  Options will be valued using a Black-Scholes model, consistent with the Company’s accounting practices.

Separation of Employment:

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A participant who leaves the Company voluntarily, is dismissed for Cause (as defined in the Omnibus Plan), or is otherwise terminated by the Company at any time prior to payment shall forfeit all rights to his/her current-year award.

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With respect to Plan participants other than Covered Employees and notwithstanding the immediately preceding bullet point, a participant who separates employment because of death, Disability, retirement in good standing or Change in Control (“Disability” and “Change in Control” have the same meanings as set forth in the Omnibus Plan) shall remain eligible for consideration for a current-year award, at the sole discretion of the Committee.  Further, in the event of a participant’s termination in connection with a Change in Control or retirement from the Company in good standing prior to the end of a fiscal year, the Committee in its sole discretion may award the participant a full or pro-rata share of his or her current-year award.  In the case of a participant’s death, any payments shall be made to the participant’s estate.  Upon any separation as described above, any and all awards for the current year shall be at the sole discretion of the Committee.

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With respect to Covered Employees, an award may be granted following a separation of employment before the end of the Plan Year, so long as the amount of such award is based on (i) the performance criteria, performance levels, and award formulas for the Plan Year as approved during the first 90 days of the Plan Year and (ii) the Company’s actual performance during the Plan Year against the performance goals, as certified by the Committee; provided, however, that upon a separation of employment due to death, Disability, or a Change in Control of the Company, the amount of any such award may be based on other criteria determined by the Committee, such as the target amount of such award.

•	Treatment upon separation of employment of any equity awards granted as a result of participation in the Plan shall be subject to the terms of the Omnibus Plan and the applicable award agreement.

General Requirements:

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Nothing contained in this Plan shall give any employee the right to be retained in the employment of the Company or effect the right of the Company to relocate, change positions, or dismiss any employee, in its sole discretion.

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The Committee reserves the right, in its sole discretion, to make adjustments to the Plan or to individual awards when it believes the integrity, purpose and fairness of the Plan would be better served, subject to the limitations in the Plan on making adjustments with respect to Covered Employees.  Any decisions of the Committee shall be conclusive and binding on all parties.

•	It is intended that the Plan be ongoing, however, it may be necessary for the Board to amend or terminate the Plan at any time without prior notification.

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The Plan and any payments provided hereunder are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended from time to time (including any valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder) (“Section 409A”).  The Plan shall in all respects be interpreted, operated, and administered in accordance with this intent.  Payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption, including to the maximum extent possible, exemptions for separation pay due to an involuntary separation from service and/or short-term deferrals.  Any payments provided under the Plan to be made upon a termination of service that constitute deferred compensation subject to Section 409A shall only be made if such termination of service constitutes a “separation from service” under Section 409A.  Each installment payment provided under the Plan shall be treated as a separate identified payment for purposes of Section 409A.  The Company makes no representations or warranties that the payments provided under the Plan comply with, or are exempt from, Section 409A, and in no event shall the Company be liable for any portion of any taxes, penalties, interest, or other expenses that may be incurred by a participant on account of non-compliance with Section 409A.  If a participant is a “specified employee” under Section 409A at the time of the participant’s termination of service, any payments to be made upon a termination of service that constitute deferred compensation subject to Section 409A and that are scheduled to be made within six months following the participant’s termination date shall be delayed, without interest, and paid in a lump sum on the earlier of (i) the first payroll date to occur following the six-month anniversary of the participant’s termination date, or (ii) the participant’s death, and any payments otherwise scheduled to be made thereafter shall be made in accordance with their original schedule.

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The Company shall have the authority, duty, and power to withhold from any award under this Plan the amount of any applicable federal, state, and local tax required to be withheld by the Company pursuant to any applicable laws or regulations.